Energea Portfolio 2 LP
AUTO-INVEST AGREEMENT
         This Auto-Invest Agreement (this "Agreement") is entered into on ________________, by and between Energea Portfolio 2 LP, a Delaware limited partnership (the "Company") and the investor identified on the Investor Information Sheet attached ("Purchaser").
I.       The Company is offering for sale Class A Investor Shares pursuant to an Offering Circular initially filed with the United States Securities and Exchange Commission on June 6, 2024, as amended by the Post-Qualification Amendment No. 1 filed on July 14, 2025 and any other amendments after such date (collectively, the "Disclosure Document").
II.     Prior to June 3, 2025, the Company was a limited liability company formed under the laws of the State of Delaware, but on such date, the Company statutorily converted into a limited partnership organized under the laws of the State of Delaware. In connection with the above described conversion, the partners of the Company became parties to that certain Limited Partnership Agreement dated as of June 3, 2025 (the "Partnership Agreement").
III. If Purchaser has not previously invested in the Company and if Purchaser invests in the Company Purchaser will be a limited partner of the Company and bound by the Partnership Agreement.
IV. The Purchaser either (i) desires to make an initial purchase of Class A Investor Shares and desires to purchase additional Class A Investor Shares on a periodic basis after the date hereof, on the terms and conditions set forth herein, or (ii) purchased Class A Investor Shares pursuant to an investment agreement and now desires to purchase additional Class A investor Shares on a periodic basis hereafter, on the terms and conditions set forth herein.
         NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:
1.         Defined Terms. Capitalized terms that are not otherwise defined in this Agreement have the meanings given to them in the Disclosure Document. We refer to your Class A Investor Shares subscribed for hereunder as the "Shares."
2.         Initial Purchase of Shares
2.1.  Initial Purchase of Shares. Subject to the terms and conditions of this Agreement and if your proposed initial subscription is accepted by the Company in its sole discretion, the Company hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, that number of Shares set forth on the Investor Information Sheet under the heading Initial Investment, for the price set forth on the Investor Information Sheet under the heading Initial Investment (the "Initial Purchase").  The Purchaser will be admitted as a Limited Partner at the time this Agreement is accepted and executed by the General Partner and the payment for your Shares in the Initial Purchase is received by the Company and the Purchaser hereby irrevocably agrees to be bound by the Partnership Agreement as a Limited Partner and to perform all obligations contained in the Partnership Agreement.
2.2.  No Right to Cancel. The Purchaser does not have the right to cancel its subscription with respect to the Initial Purchase or change its mind. Once the Purchaser signs this Agreement, the Purchaser is obligated to purchase the Shares in the Initial Purchase if the Purchaser's subscription in the Initial Purchase is accepted by the Company, no matter what.
2.3.  Our Right to Reject Initial Purchase. In contrast, the Company has the right to reject the Purchaser's subscription in the Initial Purchase for any reason or for no reason, in its sole discretion. If the Company rejects the Purchaser's subscription in the Initial Purchase, any subscription by the Purchaser to purchase additional Shares under Section 3 will be rejected as well and any money you have given to the Company will be returned to the Purchaser. This Agreement will be deemed to be accepted by, and will be binding against, the Company only upon its execution and delivery of this Agreement to the Purchaser.
2.4.  Notwithstanding anything herein to the contrary, this Section 2 shall not apply in the event that the Purchaser has already purchased Shares pursuant to an investment agreement which was accepted by the Company.
3.         Purchase of Additional Shares.
3.1.  Additional Purchases. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase additional Shares (the "Additional Shares") for the amounts and at the intervals set forth on the Investor Information Sheet under the heading Additional Investments (purchases made at such intervals being the "Auto-Investments").
3.2.  Price of Additional Shares. The price of Additional Shares to be purchased by Purchaser hereunder shall be the same price at which Class A Investor Shares are then being offered in the Offering.
3.3.  Opt Out. The Purchaser may cancel or pause the Auto-Investments from the Purchaser's online Energea account settings (https://www.energea.com/users/auto-invest), or by giving the Company at least (30) calendar days' notice (via email).
3.4.  Termination Upon Conclusion of Offering. By law, Purchaser will no longer be permitted to make Auto-Investments after the Offering is terminated. Notwithstanding anything herein to the contrary, Purchaser acknowledges and agrees that the Company may cutback or reduce the amount of any Auto-Investment if and to the extent that such reduction is necessary so that the Company does not issue more Class A Investor Shares than it is authorized to issue (it being acknowledged and agreed that multiple persons may also enter into similar agreements providing for additional investment and or automatic reinvestment into Class A Investor Shares and that any cutbacks which may be necessary due to such agreements, shall be made by the Company in its sole and absolute discretion and shall not be required to be pro-rata). Any cutbacks made of the number of Shares which Purchaser may purchase hereunder, shall not be considered a breach of this Agreement.
4.         Limit On The Amount A Non-Accredited Investor Can Invest. As discussed in the Disclosure Document (see the section captioned "Limit On The Amount A Non-Accredited Investor Can Invest"), the law limits how much an investor who is not "accredited" within the meaning of 17 CFR §230.501(a) may invest in the Offering. These limits apply to all Class A Investor Shares purchased by Purchaser, including additional purchases under this Agreement. Purchaser shall be responsible to comply with the limits set forth herein (if applicable) and Purchaser shall limit their purchases hereunder accordingly. To the extent the Company determines that the investor has met or exceeded the maximum amount Class A Investor Shares such investor is permitted purchase under applicable law, the Company (i) may terminate Auto-Investments made by the investor prior to such investor reaching its purchase limits as a non-accredited investor, or (ii) cutback those number of Class A Investor Shares purchased by such investor in excess of such limits.
5.         Purchaser Promises. Purchaser makes the following promises, which are true and correct as of the date hereof and which by acceptance of any Shares after the date hereof, are and will be true and correct as of the date and purchase of any Shares:
5.1.         Accuracy of Information. All of the information Purchaser has given to the Company, whether in this Agreement or otherwise, is accurate and the Company may rely on it. If any of the information Purchaser has given to the Company changes, either before or after any purchase of Shares or the Company accepts Purchaser's Initial Purchase, Purchaser will notify the Company immediately.
5.2.         Risks. Purchaser understands all the risks of investing, including the risk that Purchaser could lose all Purchaser's money. Without limiting that statement, Purchaser has reviewed and understands all the risks listed in the Disclosure Document.
5.3.         No Representations. None of the Company, the General Partner or any of their respective representatives have made any promises or representations to Purchaser, except the information in the Disclosure Document. None of the Company, the General Partner or any of their respective representatives have guaranteed any financial outcome of Purchaser's investment.
5.4.         Opportunity to Ask Questions. Purchaser has had the opportunity to ask questions about the Company and the investment. All such questions have been answered to Purchaser's satisfaction.
5.5.         Legal Power to Sign and Invest. Purchaser has the legal power, capacity and authority to sign this Agreement and purchase the Shares pursuant to this Agreement.
5.6.         No Government Approval. Purchaser understands that no state or federal authority has reviewed this Agreement or the Shares or made any finding relating to the value or fairness of the investment.
5.7.         No Transfer. Purchaser understands that under the terms of the Partnership Agreement, the Shares may not be transferred without complying with the terms of the Partnership Agreement (which includes a right of first refusal in favor of the Company on certain transfers of Shares). Also, securities laws limit transfer of the Shares. Finally, there is currently no market for the Shares, meaning it might be hard to find a buyer. As a result, Purchaser is prepared to hold the Shares indefinitely.
5.8.         No Advice. The Company has not provided Purchaser with any investment, financial, or tax advice. Instead, the Company has advised Purchaser to consult with his, her or its legal and financial advisors and tax experts.
5.9.         Tax Treatment. The Company has not promised Purchaser any particular tax outcome from buying or holding the Shares.
5.10.      Acting on Own Behalf. Purchaser is acting on his, her, or its own behalf in purchasing the Shares, not on behalf of anyone else.
5.11.      Investment Purpose. Purchaser is purchasing the Shares solely as an investment, not with an intent to re-sell or "distribute" any part of them.
5.12.      Anti-Money Laundering Laws.
5.12.1. Purchaser's investment will not, by itself, cause the Company to be in violation of any "anti-money laundering" laws, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, and the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.
5.12.2. If Purchaser is a natural person, none of the money used to purchase the Shares was derived from or related to any activity that is illegal under "anti-money laundering" laws, and Purchaser is not on any list of "Specially Designated Nationals" or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury ("OFAC"), nor is Purchaser a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.
5.12.3. If Purchaser is an entity, to the best of Purchaser's knowledge based upon appropriate diligence and investigation, none of the money used to purchase the Shares was derived from or related to any activity that is illegal under applicable law. Purchaser has received representations from each of its owners such that it has formed a reasonable belief that it knows the true identity of each of the ultimate investors in Purchaser. To the best of Purchaser's knowledge, none of its ultimate investors are on any list of "Specially Designated Nationals" or known or suspected terrorists that has been generated by OFAC, nor is any such ultimate investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.
5.13.      Additional Information. At the Company's request, Purchaser will provide further documentation verifying the source of the money used to purchase the Shares.
5.14.      Disclosure. Purchaser understands that the Company may release confidential information about Purchaser to government authorities if the Company determines, in its sole discretion after consultation with its lawyers, that releasing such information is in the best interest of the Company or if the Company is required to do so by such government authorities.
5.15.      Additional Documents. Purchaser will execute any additional documents the Company requests if the Company reasonably believes those documents are necessary or appropriate and explains why.
5.16.      No Violations. Purchaser's purchase of the Shares will not violate any law or conflict with any contract to which Purchaser is a party.
5.17.      Enforceability. This Agreement is enforceable against Purchaser in accordance with its terms.
5.18.      No Inconsistent Statements. No person has made any oral or written statements or representations to Purchaser that are inconsistent with the information in this Agreement and the Disclosure Document.
5.19.      Financial Forecasts. Purchaser understands that any financial forecasts or projections are based on estimates and assumptions the Company believes to be reasonable but are highly speculative. Given the industry, our actual results may vary from any forecasts or projections.
5.20.      Notification. If Purchaser discovers at any time that any of the promises in this Section 5 are untrue, Purchaser will notify the Company right away.
5.21.      Legality in Non-U.S. Jurisdictions. If Purchaser is not a citizen or resident of the United States, Purchaser represents that the offering of Shares conducted by the Company, and Purchaser's purchase of Shares, are lawful under the laws of the jurisdiction where Purchaser is a citizen and/or resident.
5.22.      Knowledge. Purchaser has enough knowledge, skill, and experience in business, financial, and investment matters to evaluate the merits and risks of the investment.
5.23.      Financial Wherewithal. Purchaser can afford this investment, even if Purchaser loses his, her or its money. Purchaser doesn't rely on this money for his, her or its current needs, like rent or utilities.
5.24.      Individuals. If Purchaser is a natural person (not an entity), Purchaser is a citizen or permanent resident (green card) of the United States.
5.25.      Entity Purchasers. If Purchaser is a legal entity, like a corporation, partnership, or limited liability company, Purchaser also promises that:
5.25.1.      Good Standing. Purchaser is validly existing and in good standing under the laws of the jurisdiction where it was organized and has full entity power and authority to conduct its business as presently conducted and as proposed to be conducted.
5.25.2.      Other Jurisdictions. Purchaser is qualified to do business in every other jurisdiction where the failure to qualify would have a material adverse effect on Purchaser.
5.25.3.      Authorization. The execution and delivery by Purchaser of this Agreement, Purchaser's performance of its obligations hereunder, the consummation by Purchaser of the transactions contemplated hereby, and the purchase of the Shares, have been duly authorized by all necessary entity action.
5.25.4.      Investment Company. Purchaser is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
5.25.5.      Information to Purchasers. Purchaser has not provided any information concerning the Company or its business to any actual or prospective investor, except the Disclosure Document, this Agreement, and other written information that the Company has approved in writing in advance.
6.         Confidentiality.  The Company shall maintain and keep confidential such information that Purchaser provides to the Company in connection with this Agreement.
7.         Re-Purchase of Shares. If the Company determines that Purchaser has provided the Company with inaccurate information or otherwise violated Purchaser's obligations, or if required by any applicable law or regulation related to terrorism, money laundering, and similar activities, the Company may (but shall not be required to) repurchase the Shares for an amount equal to the amount Purchaser paid for them less the amount of any distributions received from the Company.
8.         Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Purchaser hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agrees that any such court shall have in personam jurisdiction over Purchaser, and (iv) consents to service of process by notice sent in accordance with Section 11 and/or by any means authorized by Delaware law, and (v) agrees that if the Purchaser is not otherwise subject to service of process in Delaware, to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.
9.         Execution of Partnership Agreement. If the Company accepts the Purchaser's Initial Purchase, then the Purchaser's execution of this Agreement will also serve as the Purchaser's execution of the Partnership Agreement, just as if the Purchaser had signed a paper copy of the Partnership Agreement.
10.      Consent to Electronic Delivery. Purchaser agrees that the Company may deliver all notices, tax reports and other documents and information to Purchaser by email or another electronic delivery method the Company may choose pursuant to the email address set forth on the Investor Information Statement. Purchaser agrees to tell the Company right away if Purchaser changes his, her or its email address or home mailing address so the Company can send information to the new address.
11.      Notices. All notices under this Agreement will be electronic. Purchaser will contact the Company by email at info@energea.com. The Company will contact Purchaser by email at the email address on the Investor Information Sheet. Either party may change his, her, or its email address by notifying the other (by email). Any notice will be considered to have been received on the day it was sent by email, unless the recipient can demonstrate that the email wasn't delivered to the recipient's inbox.
12.      Limitations on Damages.
12.1.       THE COMPANY WILL NOT BE LIABLE TO PURCHASER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF PURCHASER NOTIFIES THE COMPANY THAT PURCHASER MIGHT INCUR THOSE DAMAGES. This means that at most, Purchaser can sue the Company for the amount of his, her, or its investment. Purchaser can't sue us the Company anything else. However, the foregoing limitation of damages does not apply to claims arising under the Federal securities laws.
12.2.       Purchaser further agrees that neither the Company, the General Partner nor any of their respective affiliates, nor their respective managers, officers, directors, members, equity holders, employees or other applicable representatives (collectively, the "Covered Persons"), will incur any liability (a) in respect of any action taken upon any information provided to the Company by Purchaser or for relying on any notice, consent, request, instructions or other instrument believed, in good faith, to be genuine or to be signed by properly authorized persons on behalf of Purchaser, including any document transmitted by email or (b) for adhering to applicable anti-money laundering obligations whether now or later in effect.
13.               Indemnification. To the extent permitted by law, Purchaser agrees that Purchaser will indemnify and hold harmless the Covered Persons from and against any and all direct and indirect losses, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants' fees and disbursements), whether incurred in an action between the parties hereto or otherwise, and including without limitation any liability which results directly or indirectly from the Company, the General Partner and their respective Affiliates becoming subject to ERISA or Section 4975 of the Code (collectively, "Losses") which the Covered Persons may incur by reason of or in connection with this Agreement or any information Purchaser provided or provides to the Company and the transactions contemplated thereby, including any misrepresentation made by Purchaser or any of Purchaser's agents, any breach of any declaration, promise representation or warranty of Purchaser, Purchaser's failure to fulfill any covenants or agreements under this Agreement, its or its governing body, or their reliance on email or other instructions, or the assertion of Purchaser's lack of proper authorization from Purchaser's beneficial owners (if applicable) to execute and perform the obligations under this Agreement. Purchaser also agrees that it will indemnify and hold harmless the Covered Persons from and against any and all Losses that they or any one of them, may incur by reason of, or in connection with, the failure by the Purchaser to comply with any applicable law, rule or regulation having application to the Covered Persons.
14.      Waiver of Jury Rights. IN ANY DISPUTE WITH THE COMPANY, PURCHASER AGREES TO WAIVE PURCHASER'S RIGHT TO A TRIAL BY JURY. This means that any dispute will be heard by a judge, not a jury. However, the foregoing waiver of trial by jury does not apply to claims arising under the Federal securities laws.
15.      Survival. The representations, warranties and agreements contained in this Agreement will survive the execution of this Agreement by the Purchaser and effectiveness of this Agreement in accordance with its terms.
16.      Miscellaneous Provisions.
16.1.      No Transfer. Purchaser may not transfer his, her, or its rights or obligations under this Agreement.
16.2.      Headings. The headings used in this Agreement (e.g., the word "Headings" in this paragraph), are used only for convenience and have no legal significance.
16.3.      No Other Agreements. As of the date hereof, this Agreement, the Partnership Agreement, and the Shares are the only agreements between the Company and the Purchaser.
16.4.      Relationship with Partnership Agreement. This Agreement  governs Purchaser's purchase of the Shares, while the Partnership Agreement governs Purchaser's ownership of the Shares and the operation of the Company. In the event of a conflict between the two agreements, the Partnership Agreement shall control.
16.5.      Electronic Signature. This Agreement will be signed electronically, rather than physically.

[Signature Page to follow]

INVESTOR INFORMATION SHEET

Name of Purchaser	_______________________________
Day of Monthly Investment	_______________________________
Dollar Amount of Monthly Investment	_______________________________
Date of First Monthly Investment	_______________________________
Period	_______________________________
Social Security Number (If You Are An Individual) Or Employer Identification Number (If You Are An Entity)	_______________________________ _______________________________
Jurisdiction of Formation (If You Are An Entity)	_______________________________
Mailing Address

_______________________________
Street 1
_______________________________
Street 2
_______________________________
City
_______________________________
State and Zip Code
_______________________________
Country

Email Address	________________________________

PURCHASER SIGNATURE PAGE
         IN WITNESS WHEREOF, Purchaser has signed this Agreement on the date first written above.
                                                                        _____________________________________
                                                                        Signature

                                                                        _____________________________________
                                                                        Second Signature (Only for Joint Accounts)

                                                                        _____________________________________
                                                                        Name and Title (Only if Purchaser is an Entity)

ACCEPTED
ENERGEA PORTFOLIO 2 LP

   By:   Energea Global LLC
            As General Partner

      By _________________________________
            Michael Silvestrini, Managing Partner